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                                                                     EXHIBIT 4.6

DISCLAIMER:

NON-BINDING ENGLISH TRANSLATION FROM THE GERMAN. ONLY THE GERMAN TEXT IS LEGALLY BINDING.

                                  TRANSLATION

Agreement

between

Allianz Aktiengesellschaft, Munich,

referred to in the following as Allianz,

and Munchener Ruckversicherungs-Gesellschaft
Aktiengesellschaft in Munchen, Munchen,

referred to in the following as Munich Re,

     In supplementation of the Principles of Cooperation of May 2000/December 2001, the Parties mutually agree to suspend until December 31, 2003 the cancellation provisions of Paragraph 5 and to shorten the notice period for cancellation set forth therein from three years to two years, so that the Principles of Cooperation shall not be automatically extended, even if notice of cancellation is not given prior to the end of the year 2002.

Munich, December 19, 2002

/s/

Allianz Aktiengesellschaft
/s/

Munchener Ruckversicherungs-Gesellschaft
Aktiengesellschaft in Munchen